EXHIBIT 10.10

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of May 31, 2006, by and between MD Beauty, Inc., a Delaware corporation (the “Company”), and Leslie Blodgett (“Executive”).

WHEREAS, the Company and Executive desire to amend that certain Employment Agreement dated as of May 3, 2004, between the Company and Executive (as amended August 2, 2005, the “Original Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.             Amendment to Section 3(a).  The first sentence of Section 3(a) of the Original Agreement is hereby amended in its entirety to read as follows:

“During the term hereof, the Executive shall serve the Company as its Chief Executive Officer.”

2.             Amendment to Section 4(a).  Section 4(a) of the Original Agreement is hereby amended in its entirety to read as follows:

“(a)         Base Salary.  Beginning January 1, 2006 and continuing for the term hereof, the Company shall pay the Executive a base salary at the rate of Six Hundred Thousand Dollars ($600,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives (except for a lump-sum payment due with respect to the retroactive application of such salary to January 1, 2006) and subject to annual cost of living increases, as determined by the Board, in its sole discretion.  Such base salary, as from time to time adjusted, is hereafter referred to as the ‘Base Salary.’”

3.             Amendment to Section 4(b).  Section 4(b) of the Original Agreement is hereby amended in its entirety to read as follows:

“(b)         Incentive and Bonus Compensation.  As additional compensation for services hereunder, the Executive shall be eligible to participate in the Company’s annual bonus plan at the 100% target level.  Any bonus payable under this Section 4(b) is referred to herein as an “Annual Bonus.”  The Annual Bonus, if any, due to Executive for any Bonus Year shall be paid to Executive no later than the date which is forty-five (45) days after the release of the audited financial statements of the Company for such Bonus Year.”

4.             Amendment to Section 4(c).  Section 4(b) of the Original Agreement is hereby amended in its entirety to read as follows:

“(c)         Options:  Executive shall receive options to purchase 5% of the fully-diluted equity of STB Beauty, Inc.(“Parent”) as of the Effective Date, the parent company of the Company (out of a management equity pool equal to 15% of the fully-diluted equity of Parent), two-thirds of which will be time-vested and one-third of which will be performance-based.  The exercise price of the options will be equal to the value of shares of Parent issued in connection with the transactions contemplated by the Merger Agreement dated as of the date hereof.”

5.             No Other Amendments.  Except as expressly provided for in this Amendment, no other term or provision of the Original Agreement is amended or modified in any respect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

MD BEAUTY, INC.

By:	/s/ Myles McCormick

Name:	Myles McCormick

Title:	CFO/COO

/s/ Leslie A. Blodgett
Leslie Blodgett